Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bart D’Ambra
(973) 473-2200

CLIFTON SAVINGS BANCORP, INC.

ANNOUNCES RESULTS OF SPECIAL MEETINGS OF

STOCKHOLDERS AND MEMBERS

Clifton, New Jersey, March 25, 2014 — Clifton Savings Bancorp, Inc., a federal corporation (the “Company”) (NasdaqGS: CSBK), announced that, at separate meetings held today, the stockholders of the Company and the members of Clifton MHC (the “MHC”) have approved the Amended and Restated Plan of Conversion and Reorganization pursuant to which Clifton Savings Bank (the “Bank”) will convert from the mutual holding company to the stock holding company form of organization.

As a result of the conversion, the MHC and the Company will cease to exist and Clifton Bancorp Inc., a Maryland corporation, will become the parent holding company of the Bank and will be wholly owned by public shareholders. As previously disclosed, Clifton Bancorp has received orders in a subscription offering sufficient to complete the offering being conducted in connection with the conversion. The closing of the conversion and offering is subject to the satisfaction of customary closing conditions and is expected to be completed on April 1, 2014.

A total of 17,059,448 shares of common stock will be sold in the subscription offering at $10.00 per share, including 1,023,566 shares to be purchased by the Bank’s employee stock ownership plan. As part of the conversion, each existing share of Company common stock will be converted into the right to receive 0.9791 of a share of Clifton Bancorp common stock. The exchange ratio is intended to ensure that, immediately after the conversion and offering, the public shareholders of the Company will have approximately the same ownership interest in Clifton Bancorp as they owned in the Company immediately prior to the conversion. Cash will be issued in lieu of fractional shares based on the offering price of $10.00.

The Company’s common stock will continue to trade on the Nasdaq Global Select Market under the trading symbol CSBK through April 1, 2014. Beginning on April 2, 2014, the shares of Clifton Bancorp common stock will trade on the Nasdaq Global Select Market under the same symbol.

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 12 full-service banking offices in northeast New Jersey. At December 31, 2013, the Company had consolidated total assets of $1.1 billion, gross loans of $578.8 million, total deposits of $774.5 million and total shareholders’ equity of $191.5 million.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.